Exhibit 21.1

List of Subsidiaries

Navistar Communications Holdings, Ltd (100% owned subsidiary);

Happy Times Media, Inc. (majority owned subsidiary);

Hui Ying International Advertising Co. Ltd. (controlled and consolidated affiliate).